n e w s r e l e a s e
Exhibit 99.1

FOR MORE INFORMATION CONTACT:
Investors:	Lisa Stoner - Humana Investor Relations; (502) 580-2652; lstamper@humana.com

Media:	Mark Taylor - Humana Corporate Communications; (317) 753-0345; mtaylor108@humana.com

Humana Elects Robert S. Field to Board of Directors

•Field is the Principal and Managing Member of ηMed Capital Management LLC, an investment firm focused on U.S. healthcare services companies, primarily in the managed care industry.

LOUISVILLE, KY. (April 10, 2026) — Humana Inc. (NYSE: HUM) announced today that Robert S. Field has been elected as a member of the Company’s Board of Directors, effective immediately following the Company’s 2026 Annual Meeting of Stockholders.

Field is the Principal and Managing Member of ηMed Capital Management LLC, an investment firm focused on U.S. healthcare services companies, primarily in the managed care industry. He previously served as a senior analyst at Luxor Capital, a multi-strategy investment fund, where he led healthcare services investments. Earlier in his career, Field worked as an associate at McKinsey & Company, focused on corporate and business strategy and previously practiced antitrust law at Vinson & Elkins LLP.

“We are pleased to welcome Rob and are confident that the investor perspective he has developed over more than two decades as a healthcare investor will bring meaningful insight to our Board,” said Humana Chairman of the Board Kurt J. Hilzinger.“ His deep expertise across investment evaluation, risk oversight, and capital allocation —along with his strong understanding of legal and regulatory dynamics in the healthcare sector — will be valuable as Humana executes on its strategy to drive profitable, sustainable growth and long-term shareholder value.”

Field’s appointment follows a comprehensive search process led by the Humana Board and informed by shareholder engagement, including helpful input from John Petry, Managing Member of Sessa Capital, as part of the Company’s ongoing commitment to Board refreshment and strong corporate governance.

About Humana
Humana is a leading U.S. healthcare company. Through our Humana insurance services, and our CenterWell healthcare services, we make it easier for the millions of people we serve to achieve their best health – delivering the care and service they need, when they need it. These efforts are leading to a better quality of life for people with Medicare, Medicaid, families, individuals, military service personnel, and communities at large. Learn more about what we offer at Humana.com and at CenterWell.com.

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